                                  GENERAL PURCHASE
                                         AND
                                DEVELOPMENT AGREEMENT


This GENERAL PURCHASE AND DEVELOPMENT AGREEMENT (hereinafter "Agreement") is by and between MINNESOTA MINING AND MANUFACTURING COMPANY, a Delaware corporation, acting through its Visual Systems Division, with its principal place of business at 3M Austin Center, 6801 River Place Boulevard, Austin, Texas 78726-9000 (hereinafter "3M") and MICROFIELD GRAPHICS, INC, an Oregon corporation, having offices at 7216 Durham Rd., Portland, Oregon 97224 (hereinafter "MICROFIELD").


                                 W I T N E S S E T H

WHEREAS, MICROFIELD manufactures various products for use in the visual presentation of information including, but not limited to, large-scale display boards with computer integration which allows an audience to view handwritten information on display via computer modems; and

WHEREAS, MICROFIELD is willing to develop and sell to 3M, and 3M is willing to specify and buy from MICROFIELD, a specified user interface containing certain 3M modifications to MICROFIELD's existing software suitable to 3M, and operable in connection with MICROFIELD's large-scale display boards and computer integration; and

WHEREAS, MICROFIELD is willing to manufacture for and sell to 3M such quantities of integrated display boards, having the specified user interface and other software modifications described herein, as 3M may order from time to time in accordance with the provisions of this Agreement.

NOW, THEREFORE, in consideration of the premises and of the mutual promises hereinafter set forth, the parties hereto agree as follows:


I.    DEFINITIONS

For the purpose of this Agreement, the following words and phrases shall have the meanings set forth below:

A. "Agreement" means this document, together with all attached exhibits. Such attached exhibits are incorporated herein by reference and made a part of this document.


      * This material has been omitted pursuant to a request for confidential treatment and has been filed separately with the Commission.

B. "Accessories" mean the auxiliary products that add functionality to the Hardware as listed on Exhibit A.

C. "Accessory Specifications" means the detailed technical specifications for the Accessories, as set forth in Exhibit A. The Accessory Specifications may change from time to time through Engineering Change procedures. The Parties may, from time to time, add products to this Agreement, in which event the Parties shall also mutually agree on revisions to this Agreement as may be necessary to cover associated Accessories.

D. "Calendar Quarter" shall mean each consecutive three (3) month period beginning January 1st, April 1st, July 1st and October 1st.

E. "Conversion" or "Converted" shall mean 3M Trialware that is licensed, used or transferred other than by sale and at a point in time after a demonstration period following which 3M charges the end user for such license, use or transfer.

F. "Documentation" means the manuals and other supporting technical documents for the 3M Software and Hardware prepared by MICROFIELD and identified on Exhibit B of this Agreement.

G. "Engineering Change" shall mean any design, mechanical, material, or manufacturing process change that materially affects the form and/or function of any Product, or the safety, performance, serviceability, appearance, dimensions, or packaging of the Product, whether originating with MICROFIELD or 3M.

H. "Hardware" means a display board meeting the requirements of the Hardware Specifications set forth in Exhibit A.

I. "Hardware Specifications" means the detailed technical specifications for the Hardware, as set forth in Exhibit A. The Hardware Specifications may change from time to time through Engineering Change procedures. The Parties may, from time to time, add products to this Agreement, in which event the Parties shall also mutually agree on revisions to this Agreement as may be necessary to cover associated Hardware.

J. "Net Price" shall mean the total amount billed to third parties on 3M Software by 3M and 3M Affiliates, less the total amount thereon of credits, cash or trade discounts actually given and excluding freight charges, fees for installation of the 3M Software, import duties, and Federal, State and Local taxes, based on such sales, however designated, paid by such party or by 3M or a 3M Affiliate.

K.    "Party" or "Parties" shall mean 3M and MICROFIELD.

L. "Product" means Hardware, 3M Software, including the specified user interface and software modifications described herein, and Accessories, all meeting the Specifications.


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

M. "Programming Change" shall mean source code change to the 3M Software including changes originating with 3M or MICROFIELD, which change would affect the performance or serviceability of the Product.

N. "Purchase Order" shall mean a written order from 3M to MICROFIELD for a specified quantity of Product to be delivered to 3M.

O. "Specifications" shall mean the Hardware Specifications, the 3M Software Specifications and the Accessory Specifications, collectively, as the context may require.

P. "3M Affiliate" shall mean any corporation, firm, partnership, proprietorship, individual or other form of business organization as to which the control of the business shall be exercised by 3M, and any corporation, firm, partnership, proprietorship, individual or other form of business organization in which 3M has at least a 40% ownership interest or the maximum ownership interest it is permitted to have in the country where such business organization exists.

Q. "3M Software" means any software product that meets the 3M Software Specifications.

R. "3M Software Specifications" means the detailed technical specifications for the 3M Software, as set forth in Exhibit A. The 3M Software Specifications may change from time to time through Engineering Change procedures. The Parties may, from time to time, add products to this Agreement, in which event the Parties shall also mutually agree on revisions to this Agreement as may be necessary to cover associated software.

S. "3M Trialware" shall mean a version of a 3M Software that (i) is distributed to potential customers for demonstration purposes; and (ii) requires Conversion if such software is to be used after a demonstration period.


II.   GENERAL TERMS AND CONDITIONS

      The terms and conditions contained herein cancel and supersede the terms and conditions printed on the back of 3M's Purchase Order form, the Acknowledgment Copy thereof, and any term or condition stated by MICROFIELD in acknowledging or otherwise accepting any order placed by 3M under this Agreement.

III.  STATEMENT OF DEVELOPMENT WORK

A.    PRODUCT DEVELOPMENT.

      1. DEVELOPMENT SCHEDULE. Upon execution of this Agreement, MICROFIELD will undertake the development of the 3M Software in accordance with the Product Development Description, Deliverables, and Time Schedule dated July 10, 1997 (the "Development Schedule"), a copy of which MICROFIELD has delivered to 3M.
3M acknowledges receipt of and agrees to the Development Schedule. MICROFIELD and 3M will use efforts consistent with good business practices to meet the Development Schedule. In the event that 3M fails to provide any information required by MICROFIELD in accordance with the Development Schedule in a timely fashion, MICROFIELD's requirements thereunder and hereunder will be adjusted accordingly.

      2. SOFTWARE PROTOTYPES. MICROFIELD agrees, at MICROFIELD's expense, to use its diligent commercial efforts to deliver (i) three (3) alpha prototypes of the 3M Software, together with one (1) unit of MICROFIELD's standard model 201 SoftBoard including pens and erasers and two (2) units of MICROFIELD's standard model 203 SoftBoard including pens and erasers (such 3M Software and standard SoftBoards together, the "Alpha Units") to 3M by no later than August 22, 1997, and (ii) five (5) beta prototypes of the 3M Software (the "Beta Units") to 3M by no later than September 15, 1997. In both cases, the testing and evaluation of the prototypes shall be conducted by 3M at 3M's expense. 3M will pay MICROFIELD for the Alpha Units at the price stated in Exhibit G, "Price Schedule." After final Product release, MICROFIELD will, at its sole expense, upgrade the standard SoftBoards included in the Alpha Units so that they are compatible with the 3M Software.

      3. HARDWARE PROTOTYPES. MICROFIELD agrees, at MICROFIELD's expense, to use its diligent commercial efforts to deliver five (5) prototypes (two (2) Model 201s and three (3) Model 203 units) of the Hardware, including pens but with standard MICROFIELD erasers, product labelling and packaging (the "Hardware Prototypes"), to 3M by no later than September 15, 1997, and (ii) prototype 3M packaging, Product labelling and 3M erasers to 3M by no later than October 1, 1997. The testing and evaluation of the Hardware Prototypes shall be conducted by 3M at 3M's expense. 3M will pay MICROFIELD the for the Hardware Prototypes at the price stated in Exhibit G, "Price Schedule." After final Product release, MICROFIELD will, at its sole expense, upgrade the Hardware Prototypes so that they are compatible with the 3M Software.

B. DOCUMENTATION DELIVERABLE. MICROFIELD will provide 3M with master Documentation listed on Exhibit B which 3M may use as part of its Product roll-out and/or to inspect, evaluate, support and test the Product ordered by 3M. The Technical Documentation identified on Exhibit B that is delivered by MICROFIELD to 3M shall meet the same standards used by MICROFIELD to support its own products. MICROFIELD grants 3M and 3M Affiliates world-wide rights to use, distribute, modify, alter, and duplicate the

Marketing Documentation identified on Exhibit B at 3M's sole discretion. MICROFIELD also grants 3M the world-wide rights to use and duplicate the Technical Documentation for the purposes of testing the Products to verify compliance with the Specifications and technical support. Subject to the limitations of Section VI, Paragraph B, the foregoing licenses shall be exclusive and irrevocable for any documentation or information discussing, relating to or based upon 3M's Exclusive Features and/or 3M's Owned Features, as defined in Section VI Paragraph 8 below. MICROFIELD shall be required to deliver all such Documentation in its standard English versions only. 3M shall deliver masters of any 3M-customized English and foreign language versions of any such Documentation it may require to MICROFIELD at 3M's own expense and in accordance with the Development Schedule.

C. NRE PAYMENTS BY 3M. For MICROFIELD development work under this Agreement, 3M shall pay the amount in cash set forth on Exhibit C attached hereto, payable as follows:

      (i) Fifty percent (50%) of such amount shall be payable upon execution of this Agreement;

      (ii) Twenty percent (20%) shall be payable upon MICROFIELD's delivery of the Alpha version of the 3M Software;

      (iii) Twenty percent (20%) shall be payable upon MICROFIELD's delivery of the Beta version of the 3M Software; and

      (iv) The remaining balance of ten percent (10%) shall be payable upon 3M's acceptance of the gold masters.

D. REGULATORY APPROVALS. MICROFIELD has obtained the regulatory approvals for the Product identified on Exhibit D "MICROFIELD Regulatory Approvals" attached hereto. Upon 3M's written request, MICROFIELD agrees to seek any additional regulatory approvals reasonably requested by 3M. 3M agrees to provide reasonable assistance to MICROFIELD as may be required to obtain any such approvals, including the taking of such steps as may be reasonably necessary to have 3M, or its designated representative or agent, named as required by local law.


IV.   LICENSE GRANT

A. RIGHT TO USE AND MODIFY. Subject to the terms of this Agreement, MICROFIELD hereby grants to 3M and 3M Affiliates during the term of this Agreement an irrevocable world-wide, nonexclusive, nontransferable license to use, copy, and distribute internally the 3M Software.

B. RIGHT TO SUBLICENSE. Subject to the terms of this Agreement, MICROFIELD grants to 3M and 3M Affiliates during the term of this Agreement an irrevocable, world-wide, nonexclusive, nontransferable, license to sublicense end users to use an executable version of any 3M Software products provided that 3M has its customer agree to a Sublicense Agreement substantially in the form attached hereto as Exhibit E.

C. NO RIGHTS TO SOURCE CODE. Except as provided in Section XIV, 3M shall have no rights to any source code for the 3M Software. 3M shall not decompile, reverse engineer or reverse assemble the 3M Software or otherwise attempt to obtain the source code for the 3M Software.

D. MICROFIELD BACKGROUND INTELLECTUAL PROPERTY AND NEW INVENTIONS. In the event that (i) any MICROFIELD Background Intellectual Property (as defined in
Section XIV C below) is disclosed to 3M and incorporated by the mutual written consent of the Parties into the Product developed during the term of this Agreement, or (ii) MICROFIELD develops any New Invention (as defined in Section XIV E below) that is disclosed to 3M and incorporated by the mutual written consent of the Parties into the Product developed during the term of this Agreement, all in accordance with the provisions of Section XIV below, MICROFIELD hereby licenses 3M rights in such MICROFIELD Background Intellectual Property and/or any such New Invention to the same extent, and subject to the same limitations, as set forth in Subsections A-C above and Subsection E below.

E. LICENSE SURVIVAL. The provisions of subsections III B and IV A-D, including, without limitation, the licenses and sublicenses therein, shall survive the expiration or earlier termination of this Agreement only with respect to Product in 3M's inventory on the date of termination or expiration of the Agreement and for Product sold prior to such date.

F. RIGHT TO USE 3M TRADEMARKS AND GRAPHICS. Subject to the terms of this Agreement, 3M hereby grants to MICROFIELD a revocable, nonexclusive, nontransferable limited license to use 3M graphics and trademarks supplied by 3M. The use shall be only in accordance with 3M Usage Guidelines, receipt of which is hereby acknowledged by MICROFIELD, and for the sole purpose of preparing the 3M Software and Documentation. MICROFIELD agrees that all usage of 3M graphics and trademarks will be in compliance with 3M Usage Guidelines.


V.    RECOGNITION NOTICES

A. 3M shall provide MICROFIELD, and any third-party vendor whose products are incorporated by MICROFIELD into the 3M Software, with mutually acceptable patent, copyright and other acknowledgments, including without limitation, acknowledgments on Product labels and in 3M Software splash screens, boxes and manuals.

B. MICROFIELD shall include mutually acceptable notices regarding MICROFIELD patent, copyright and other acknowledgments (including those for any third-party vendors whose products are incorporated into the 3M Software), including without limitation, acknowledgments on Product labels and in 3M Software splash screens, boxes and manuals.


VI.   DISTRIBUTION OF PRODUCT

A. 3M DISTRIBUTION. During the term of this Agreement, 3M shall have the right to distribute the Product, 3M Software, 3M Trialware, Documentation and Accessories in a manner which 3M independently determines is consistent with good business practices subject to the terms of this Agreement.

B. EXCLUSIVITY. As provided herein below, 3M shall have all exclusive rights to the Product Feature Set stated in Exhibit F. During the period from the effective date of this Agreement to the end of twelve (12) months from the first commercial shipment of the Product to 3M, MICROFIELD will sell only to 3M a product or software containing features designated as "3M Exclusive Features" in Exhibit F. 3M's rights to the 3M Exclusive Features shall convert to non-exclusive rights should 3M fail to purchase a minimum of
* units of Product, exclusive of Accessories, during any Calendar Quarter beginning July 1, 1998. Prior to any such conversion becoming effective, MICROFIELD shall deliver within thirty (30) days of the end of such Calendar Quarter written notice to 3M of its failure to meet the required level of purchases to maintain its exclusive rights to the 3M Exclusive Features. Thereafter, 3M shall have the opportunity to cure any such default by tendering a payment in cash or cash equivalents to MICROFIELD in an amount equal to * times the difference between * units of Product and the actual units of Product purchased by 3M during the preceding Calendar Quarter. Any payment by 3M to MICROFIELD under this paragraph shall be made no later than the tenth (10th) business day following 3M's receipt of such notice from MICROFIELD. The features that are designated as "3M-Owned Features" in Exhibit F at all times shall be exclusive to 3M and this exclusivity shall survive the termination or expiration of the Agreement.

VII.  ROYALTY FEES

A. 3M agrees to pay MICROFIELD the royalties stated herein below on 3M's or 3M Affiliates' Net Price charged to the purchaser for each 3M Software or 3M Trialware product. Each 3M Trialware converted shall be subject to only one royalty payment. The earned royalty shall be calculated as follows:

      1.   Converted 3M Trialware             10 % of Net Price, but in no
                                              event to be less than $5.00 per
                                              copy


      * This material has been omitted pursuant to a request for confidential treatment and has been filed separately with the Commission.

      2.   Stand Alone 3M Software            10 % of Net Price, but in no
           (including site license or a       event to be less than $5.00 per
           per seat distribution)             copy

Notwithstanding the foregoing, nothing herein shall be construed to obligate 3M to pay any royalty fee on 3M Software delivered as an integral part of the Product.

B. Any returns authorized by 3M on which royalties have been previously paid to MICROFIELD shall be charged against the net sales upon which MICROFIELD is entitled to receive royalties for the next applicable payment period(s) in which 3M issues a credit to the customer's account for any such returns.

C. Royalties payable by 3M to MICROFIELD pursuant to this Agreement shall be paid and a statement indicating the computation of such royalties shall be furnished therewith on or before the sixtieth (60th) day following the end of the Calendar Quarter during which they were earned.

D. AUDIT RIGHTS. MICROFIELD shall be entitled to examine all records of 3M pertaining to the distribution, sale, and manufacture of the 3M Software at any time upon reasonable notice in order to verify the royalties payable by 3M pursuant to this Article VII. All such audits shall be conducted by an independent auditor of MICROFIELD's choosing in the offices of 3M during business hours. The auditor shall report only whether any discrepancy in the required level payment was discovered and, if so, the amount thereof. The costs of any such audit shall be borne by MICROFIELD unless such audit discloses that 3M has failed to perform within ninety-five percent (95%) of the required level of payment required in any audited period, in which case 3M shall bear all such costs.


VIII. PRODUCT PURCHASES AND FORECAST

A. Upon execution of the Agreement, 3M will issue a firm blanket Purchase Order for the purchase of * units of Hardware and associated 3M Software for shipment to 3M pursuant to the release schedule stated in the Purchase Order. However, in no event shall such delivery schedule for these initial units of Hardware be greater than * after notice from MICROFIELD of the availability of commercial Product. Thereafter, MICROFIELD agrees to sell to 3M such quantities of Product as 3M may order from time to time in accordance with this Agreement.

      * This material has been omitted pursuant to a request for confidential treatment and has been filed separately with the Commission.

B. The price payable by 3M to MICROFIELD for Product shall be that stated in the Price Schedule attached hereto as Exhibit G. MICROFIELD agrees that, if it plans to reduce the selling price or royalty rate, or grant or license rights of a greater scope than those accorded to 3M under this Agreement, to any other customers of any products that have comparable features and performance, and will be sold in comparable quantities, to Product sold, or obligated to be sold, to 3M hereunder, MICROFIELD will notify 3M of its intention to reduce said prices or royalty rates at least thirty (30) days prior to implementing such reductions. Promptly thereafter, the Parties shall enter into negotiations to develop a revised Pricing Schedule, royalty rates, license and/or grant terms, as the case may be, in light of such reductions.

C. Each month 3M shall provide MICROFIELD with a projected forecast of Product requirements to cover the six (6) month period of delivery immediately following submission of the forecast. Such forecasts will be provided no later than the seventh (7th) day of the month in order to ensure inclusion of 3M's Product requirements in the MICROFIELD's long term planning activities. This forecast will be used by MICROFIELD for planning purposes only and shall not constitute an obligation by 3M to purchase any of the items forecasted. Notwithstanding the foregoing, MICROFIELD, due to the long manufacturing lead time, may use the forecast provided under this subsection VIII C as authorization to procure up to six months inventory of the optical scanners.

D. The quantity of Product ordered under each blanket order release and Purchase Order constitutes 3M's sole commitment to purchase. To facilitate MICROFIELD's production scheduling, 3M shall submit all Purchase Orders to MICROFIELD at least ninety (90) days prior to the requested shipment date.

E.    The information on the Purchase Orders will include (i) the Purchase
Order number, (ii) a description of the Product purchased, including a Product identification number, (iii) the quantity of Product purchased, (iv) routing and shipping instructions, (v) requested shipment date(s), (vi) destination, and
(vii) confirmation of unit price and total price. Special instructions or different or additional terms which appear either on 3M's Purchase Order or on MICROFIELD's acknowledgment form shall not apply unless mutually agreed to in writing by the Parties.

F. MICROFIELD shall send written acknowledgment of receipt of each Purchase Order and the projected shipment date(s) for Product ordered thereunder to 3M within five (5) working days after receipt. Under no circumstances is MICROFIELD to proceed without the issuance of a Purchase Order from 3M.

G. Except for the initial order placed under subsection VIII A above, 3M shall have the right to cancel a Purchase Order, or reduce the quantity of Product ordered thereunder, at any time more than sixty (60) days prior to the requested shipment date, provided 3M submits a written cancellation/change order to MICROFIELD and reimburses MICROFIELD for the invoiced cost, plus twenty percent (20%) of all materials and parts that

MICROFIELD has ordered to satisfy 3M's requirements that are non-cancelable, non-usable and non-returnable. MICROFIELD agrees to undertake all good faith efforts to either cancel such orders or utilize or return those materials or parts, and in such event, 3M shall not be responsible for orders so canceled or materials or parts used or returned.


IX.   SHIPPING INSTRUCTIONS AND PAYMENTS

A. MICROFIELD shall (i) deliver the Product to the freight forwarder specified by 3M in the Purchase Order, F.O.B. Portland, Oregon, U.S.A., at which time title to the Product shall pass to 3M, and (ii) immediately notify 3M that the Product has been so delivered. MICROFIELD shall also furnish a Certificate of Origin to 3M with each shipment, in the form attached hereto as Exhibit H, for each shipment.

B. MICROFIELD shall inspect and maintain records of inspection of the Product to confirm that they meet the Specifications set forth in Exhibit A. All records of such inspection and testing shall be available to 3M for review at reasonable times at MICROFIELD's facilities. MICROFIELD will keep permanent records on all part lot tests, incoming inspection, raw material certification, and process information for 3M's inspection.

C. Product that fails to meet the Specifications may be rejected by 3M and returned to MICROFIELD for credit or replacement with MICROFIELD bearing all costs of return transportation and risk of loss. 3M shall have thirty (30) days following delivery of Product to notify MICROFIELD of rejection. 3M shall be deemed to have accepted any Product not rejected within thirty (30) days of delivery. Before 3M returns any rejected Product, 3M will obtain MICROFIELD's return authorization, which shall not unreasonably be withheld or delayed. Replacement of such rejected Product or credit (as determined by MICROFIELD) will be made within thirty (30) days after receipt of the rejected Product by MICROFIELD. Any Product shipped by MICROFIELD as replacement Product will be in addition to Product that has been previously scheduled for shipment.

D. MICROFIELD agrees that any Product that has been rejected by 3M and returned to MICROFIELD for credit will not be re-sold by MICROFIELD with 3M's name or labeling thereon, to any person, firm, corporation or other entity (except 3M or a 3M Affiliate) without the prior written agreement of 3M.

E. Invoices for the Product shall be issued and dated by MICROFIELD no earlier than the date of shipment. Invoices shall refer to 3M's Purchase Order number, Product description and Product identification number, quantity, unit price and total invoice price. Payment will be made by 3M for all Products ordered under this Agreement within thirty (30) days after receipt of a correct and conforming invoice.

F.    Invoices shall be submitted at the following address:

           Minnesota Mining and Manufacturing Company
           Accounts Payable Department
           P.O. Box 33121
           St. Paul, MN  55133

G.    3M shall submit payments to MICROFIELD at the following address:

           Microfield Graphics, Inc.
           SoftBoard Division
           7216 SW Durham Rd.
           Portland, Oregon 97224

H. Credits or discrepancies on paid invoices will be deducted from subsequent payments by means of a debit memo as agreed upon by MICROFIELD on a case-by-case basis.

I. Within fifteen (15) days of the end of each Calendar Quarter, MICROFIELD will provide to a representative designated in writing by 3M a Product shipment recap for the ending Calendar Quarter. The recap shall report the quantity of Products shipped during the Calendar Quarter, date of shipment, ship to location by model number, version, serial number and accessories.


X.    TRAINING AND PRODUCT TECHNICAL SUPPORT

A. MICROFIELD agrees to assist 3M in setting up service facilities, and in training 3M's designated sales and service personnel, to provide adequate service support to the Product in the marketplace by the start of commercial production of the Product. MICROFIELD agrees to provide training to 3M sales and technical personnel involved in the marketing, sales and support of the Product as follows:

      1. SALES TRAINING. MICROFIELD will provide two initial sales training classes to 3M-designated personnel at 3M Austin Center in Austin, Texas. Such training classes shall be held at mutually agreeable times and dates no later than thirty (30) days prior to first commercial shipment of Product to 3M under this Agreement. Thereafter, MICROFIELD will conduct sales training classes once each Calendar Quarter at times and dates to be mutually agreed upon at 3M designated locations.

      2. TECHNICAL TRAINING. MICROFIELD will provide two initial technical training classes to a maximum of three (3) 3M technical people designated by 3M at 3M Austin Center in Austin, Texas. Such training classes shall be held at mutually agreeable times and dates no later than thirty (30) days prior to first commercial shipment of Product under this

Agreement. Thereafter, MICROFIELD will conduct maintenance training classes once each Calendar Quarter at times and dates to be mutually agreed upon at 3M designated locations.

      3. TRAINING COST. MICROFIELD will bear all costs and expenses it incurs for conducting training at the 3M Austin Center facility. 3M shall reimburse MICROFIELD for all reasonable costs of training above those that MICROFIELD would have incurred at the 3M Austin Center, whether sales or technical, when classes are held at a designated location other than 3M Austin Center. 3M must pre-approve in writing any such training costs for which MICROFIELD intends to seek reimbursement under this Section X.

B. 3M agrees to provide first, and MICROFIELD agrees to provide second, level customer support to 3M's sales channels, sales representatives and customers.


XI.   PRODUCT ENHANCEMENT

      MICROFIELD has developed a potential written product enhancement migration schedule for the Product (the "Migration Schedule") for the next * . In order to enable 3M to sell market acceptable Product through the incorporation of the enhancements, MICROFIELD has supplied 3M with a copy of said Migration Schedule, receipt of which 3M hereby acknowledges. During the term of this Agreement, MICROFIELD agrees to provide * oral presentations reviewing the status of the Product migration to 3M-designated personnel and promptly provide written copies of all such presentations to 3M for its use.

XII.  ENGINEERING AND PROGRAMMING CHANGES

A. MUTUAL AGREEMENT REQUIRED. Mutual written agreement of the Parties shall be required for Engineering and Programming Changes.

B. IMPLEMENTATION. Either Party may request an Engineering or Programming Change. Upon receiving such request from 3M or proposing any such change, MICROFIELD shall evaluate it and will advise 3M of the costs and/or savings to 3M of the Engineering and/or Programming Change, including the one-time implementation cost and any decrease or increase in the price of the affected item, and will also advise 3M of the projected time-frame for implementing such Engineering and/or Programming Change and the implementation cost, if 3M decides to proceed with the same. MICROFIELD agrees to perform any such 3M requested Engineering or Programming Change upon receipt of written notice from 3M that it wishes to proceed with, and pay for, the Engineering and/or Programming Change.




      * This material has been omitted pursuant to a request for confidential treatment and has been filed separately with the Commission.

XIII. PROPRIETARY INFORMATION

A. 3M and SoftBoard, Inc. are each currently subject to the terms of that certain Disclosure Agreement effective February 19, 1997, which is attached hereto as Exhibit I (hereinafter, the "Disclosure Agreement"). MICROFIELD agrees to be bound to the same extent as SoftBoard, Inc. thereunder. The Parties hereby ratify and affirm the Disclosure Agreement, incorporate the terms of same into this Agreement and extend the period under Section 4 of the Disclosure Agreement to the term of this Agreement.

B. To the extent any conflict may exist or arise between the terms of the Disclosure Agreement and this Agreement, the terms of this Agreement shall control. Each Party ("Receiving Party") acknowledges that the other Party ("Disclosing Party") has certain trade secrets and proprietary information which the Receiving Party will receive, learn, view, and/or access. The term "Proprietary Information" hereunder means (i) all such trade secrets and proprietary information of a Disclosing Party that the Disclosing Party identifies in writing as confidential, prior to disclosure to the Receiving Party, and (ii) all so-called "Information" covered by the Disclosure Agreement.

C. The obligations of confidentiality set forth above shall remain in effect for a period of five (5) years from the date of disclosure and shall survive any earlier termination of this Agreement within that five (5) year period.
However, a Receiving Party's duties under paragraphs 6 and 7 of the Disclosure Agreement shall expire three (3) years following the date of termination of this Agreement.


XIV.  INTELLECTUAL PROPERTY OWNERSHIP AND LICENSED USE

A. TITLE AND LICENSES. Title and/or license to use any and all patents, copyrights, trade secrets, trade dress, trademarks, and other proprietary rights in and to Product including, without limitation, software, hardware and other components of Product shall be held, as between the Parties, as specified in this Agreement.

B. Title to the Licensed Software shall at all times reside in MICROFIELD. Notwithstanding anything else in this Agreement, title to the 3M-Owned Features designated in Exhibit F shall at all times reside in 3M.

C. For the purpose of development, teaching, and providing improvements to the Products, MICROFIELD may disclose to 3M intellectual property owned by and already known to MICROFIELD ("MICROFIELD Background Intellectual Property"); with the proviso that MICROFIELD is under no obligation to so disclose, and that the selection of MICROFIELD Background Intellectual Property for disclosure is solely within the discretion of MICROFIELD. MICROFIELD also may develop or author New Inventions, as defined in Subsection E below, to develop and improve the Product. 3M's rights in any such

MICROFIELD Background Intellectual Property and/or New Invention shall be governed by the provisions of Section IV D above.

D. For the purpose of providing improvements to the Products, 3M may disclose to MICROFIELD intellectual property owned by and already known to 3M ("3M Background Intellectual Property"); with the proviso that 3M is under no obligation to so disclose, and that the selection of 3M Background Intellectual Property for disclosure is solely within the discretion of 3M. 3M hereby grants a revocable world-wide, royalty-free, non-transferable, and non-exclusive license to MICROFIELD only in the 3M Background Intellectual Property, if any, disclosed and incorporated by mutual written agreement of the Parties into the Product developed during the term of this Agreement for the sole purpose of the design, manufacture, use, distribution and sale of Products solely to 3M.

E.    New Inventions.  It is contemplated that the Parties may share
Proprietary Information (as defined in Article XIII above) in the development of Products contemplated by this Agreement. It is possible that such information exchange may result, in part, in the development of inventions, trademarks and/or works of authorship made by employees of 3M and/or MICROFIELD ("New Inventions"), and the need to use such New Inventions in the development of Products. It is the desire of the Parties that rights to any such New Inventions be assigned in the following manner:

      1. A Party shall have the entire right, title and interest in each New Invention authored, conceived, discovered or reduced to practice solely by one or more employees of that Party and in each claim in patent applications, patents, trademark and copyright registrations based on and claiming the same. A Party is not required to disclose any sole New Invention to the other Party subject to the restrictions of subsection (3) below.

      2. The Parties shall have joint right, title and interest in each New Invention authored, conceived, discovered and/or reduced to practice jointly by one or more employees of 3M and one or more employees of MICROFIELD, and in each claim in such patent applications, patents, trademark and copyright registrations based on and claiming the same. The Parties will share equally in the costs of preparing, filing, prosecuting and maintaining patent, trademark or copyright applications and patents, copyright or trademark registrations based on and claiming such joint New Inventions ("Joint Inventions"), unless a Party elects not to be vested with a one-half, undivided interest in a given piece of Joint Inventions, in which case that Party will assign all of its rights therein to the other Party, subject to the retention of a world-wide, royalty-free, irrevocable, non-transferable, and non-exclusive license, with the right to sublicense Affiliates, under such Joint Inventions to all copyrights, trademark rights and the rights to design, manufacture, use, distribute, duplicate, modify, and sell products. For purposes of this Agreement, the term "Affiliates" shall mean a corporation, company or other entity at least forty percent (40%) of whose outstanding shares or securities representing the right to vote for directors or other managing authority are, now or hereafter, owned or controlled, directly or indirectly, by a Party hereto for so long as such ownership or control exists. Each Party agrees not to license or assign a Joint Invention to any direct competitor of the other Party.

      3. APPLICATIONS CONTAINING OPPOSING PARTY PROPRIETARY INFORMATION. If a Party wishes to file a patent or copyright registration application during or after the term of this Agreement disclosing Proprietary Information of the other Party, the Party desiring to file such an application shall provide the other Party with a copy of the proposed application at least thirty (30) days prior to the planned filing date. The Party receiving the copy of the proposed application shall then have thirty (30) days to notify, in writing, the Party desiring to file as to whether it believes that any of its Proprietary Information is disclosed. If the application, in fact, contains any such Proprietary Information, then the Party desiring to file shall either:

           (a) delete such Proprietary Information from the application prior to filing; or

           (b) where disclosure of such Proprietary Information in the application is necessary to comply with the statutory requirements of any country in which the application is planned to be filed, not file such application without the written permission of the Party owning such Proprietary Information, such permission to be given at the sole discretion of the Party owning such Proprietary Information; or

           (c) join in filing of a joint application, if the Proprietary Information rises to the level of inventive contribution or authorship.

F. REVIEW OF INTELLECTUAL PROPERTY. If 3M and MICROFIELD conduct any joint development activities, thereafter they shall conduct regular reviews of joint intellectual property developed in the design and development of Products hereunder (no less often than quarterly) to timely identify joint patent and proprietary opportunities arising from their joint development of the Products. The Parties agree to cooperate with one another in the filing of any patent, copyright or similar applications resulting therefrom in accordance with the terms hereof.

G.    RIGHT TO ENFORCE.

      1. 3M shall have exclusive rights to enforce all proprietary and other intellectual property rights in and to each 3M New Invention. MICROFIELD shall promptly bring any infringement or potential infringement of such rights in or to any 3M New Invention, of which MICROFIELD becomes aware, to 3M's attention. MICROFIELD shall cooperate with 3M to enforce such rights, provided, however, MICROFIELD shall not be obligated to pay any costs of such enforcement. 3M shall solely own the proceeds of any such enforcement. MICROFIELD shall have no rights to any proceeds of any such enforcement.

      2. MICROFIELD shall have exclusive rights to enforce all proprietary and other intellectual property rights in and to each MICROFIELD New Invention. 3M shall promptly bring any infringement or potential infringement of such rights in or to any MICROFIELD New Invention, of which 3M becomes aware, to MICROFIELD's attention. 3M shall cooperate with MICROFIELD to enforce such rights, provided, however, 3M shall not be obligated to pay any costs of such enforcement. MICROFIELD shall solely own the proceeds of any such enforcement. 3M shall have no rights to any proceeds of any such enforcement.


XV.   MARKING AND TRADEMARKS

      The Product shall be labeled, marked and packaged in strict accordance with 3M Usage Guidelines. MICROFIELD shall not be authorized or licensed to use such markings, appearance and packaging materials or trademarks for any other purposes outside the Specifications either during the term of this Agreement, or thereafter.


XVI.  WARRANTIES AND REPRESENTATIONS

A. MICROFIELD represents and warrants that, as of the date of this Agreement, it is not a party to any agreement that would require it to assign or otherwise transfer to any third-party any interest in this Agreement, or any intellectual property rights necessary for the development, manufacture and sale of any Product hereunder.

B. MICROFIELD warrants to 3M that the Products sold to 3M pursuant to this Agreement will be free from liens and encumbrances and, for a period of eighteen
(18) months from the date of delivery to 3M with respect to the Hardware and for a period of nine (9) months from the date of delivery to 3M with respect to 3M Software, will (1) conform to the Specifications set forth in Exhibit A, and (2) be free from defects in materials and workmanship, provided that with respect to warranty claims made pursuant to items (1) or (2) above:

      1. MICROFIELD is notified within the applicable warranty period of any warranty claim; and

      2. The Product is returned to MICROFIELD, freight prepaid, after 3M has received a return authorization number from MICROFIELD. MICROFIELD will credit 3M for reasonable freight charges paid to return such Product if the Product is found to be defective as provided for in this warranty; and

      3. MICROFIELD's examination of such items shall disclose to its reasonable satisfaction that the claimed defect in the Product and/or components thereof, was not caused by misuse, static discharge, abuse, neglect, improper handling, installation, unauthorized repair, alteration or accident. Modification of Product by 3M, or at 3M's direction, unless specifically authorized in writing by MICROFIELD, shall invalidate the above warranty.

C. The 3M Software, other than software supplied by 3M, its employees or agents, if any, or by a third party other than an independent contractor of MICROFIELD, as delivered to 3M, shall be free of any willfully introduced computer virus or any other similar or harmful, malicious or hidden programs or data, and MICROFIELD shall indemnify and hold harmless 3M from (i) any cost or damages awarded against 3M in connection with any such virus, programs or data and (ii) the cost of debugging any virus and the cost of alternative processing while debugging is underway.

D. In the event that a Product sold by MICROFIELD to 3M under this Agreement exceeds a field failure rate of ten percent (10%) in a consecutive three (3) month period due to a single defect, MICROFIELD, at its sole expense, will correct the problem or reasonably assist 3M with the field removal and replacement or field update of such defective Product. At the beginning of each Calendar Quarter, the field failure rate for each Product model will be calculated by dividing (a) the amount of warranty returns for the same defect (determined by the total RMA numbers requested for that defect) in the immediately preceding Calendar Quarter, by (b) the amount of Product of that particular model covered by the warranty (determined by the total number of Products of that model delivered by MICROFIELD and accepted by 3M which are still under warranty).

E. Except as provided in subsection XVI C, MICROFIELD's liability under this warranty is limited to repairing, replacing or issuing a credit in the amount of the unit price, set forth in the Agreement, at its election, for any such claim. The warranty on any Product or component thereof, that has been replaced hereunder shall commence upon the date of shipment of such replacements to 3M; while a repair of a Product or component thereof, shall have the warranties given under subsection XVI B above for Hardware for a period of one (1) year or for the remaining balance of the original eighteen (18) month warranty, whichever is greater, and for 3M Software for a period of six (6) months or for the remaining balance of the original nine (9) month warranty, whichever is greater, commencing on the date of shipment of such repaired Product or component to 3M.

      THIS WARRANTY IS EXTENDED TO 3M, ITS CUSTOMERS AND END-USERS PURCHASING THE PRODUCT AND IS TRANSFERABLE TO SUBSEQUENT PURCHASERS OR USERS OF THE PRODUCT. THIS WARRANTY IS GIVEN IN LIEU OF ALL OTHER WARRANTIES, EXPRESS OR IMPLIED, INCLUDING IMPLIED WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE, WHICH ARE HEREBY SPECIFICALLY DISCLAIMED.

XVII. FAILSAFE PRODUCTION

      In the event that MICROFIELD (i) suspends, for more than three (3) consecutive months, or terminates its display board business, (ii) becomes subject to any bankruptcy or insolvency proceeding under federal or state statute, which proceeding is not dismissed within ninety (90) days of the filing thereof, or (iii) becomes insolvent or subject to direct control by a trustee, receiver or similar authority, 3M shall have the right to have Products manufactured by a party of its choosing having the wherewithal to produce the Products to the Specifications and in accordance with the quality control procedures developed by the Parties. In order to facilitate the manufacturing of Products by any subsequent manufacturer chosen by 3M, MICROFIELD hereby grants any such manufacturer an irrevocable (only during the remaining term of this Agreement or any extensions thereof), royalty-free, nontransferable, non-exclusive, and non-sublicensable license in any of its intellectual property incorporated into the Specifications for the Products for the sole purpose of the manufacture of Products solely for the account of 3M and its Affiliates during the remaining term of this Agreement. Additionally, MICROFIELD agrees to place the source code for any software necessary in the manufacture and/or operation of Products into escrow, allowing 3M access thereto upon the occurrence of certain conditions, as set forth in Exhibit J.


XVIII.     PROFESSIONAL SERVICES

      During the course of this Agreement, if a Party requires the services of any third-party professional contractor or consultant in connection with the obligations and performances covered or contemplated by this Agreement, the professional contractor or consultant must agree to be bound to the other Party according to the terms of this Agreement to the extent of the obligations of the Party for whom the professional contractor or consultant is acting. "Professional consultant or contractor," as used herein, refers to an entity that is separate from and not an employee of a Party.


XIX.  TERM AND AUTOMATIC RENEWAL

      This Agreement shall have an initial term beginning on the date it is signed by the last Party to do so (the "Effective Date") and continuing in effect for a period of two (2) years thereafter (the "Initial Term"), unless otherwise extended or sooner terminated as provided herein. After the Initial Term, the Agreement will automatically renew for consecutive one year periods until such time that either Party gives written notice of its intention to terminate as provided herein.

XX.   TERMINATION

A. WITHOUT CAUSE. After the Initial Term of this Agreement, either Party may terminate this Agreement at any time by giving written notice to the other at least ninety (90) days prior to the effective date of termination. In the event that 3M is the terminating Party and MICROFIELD has ordered any inventory for manufacturing Product requiring long lead-time components, 3M shall reimburse MICROFIELD for the invoice cost, plus twenty percent (20%) of all such excess long lead-time components which are non-cancelable, non-useable and non-returnable and which MICROFIELD ordered to satisfy 3M's requirements. The amount of MICROFIELD's long lead-time inventory shall be based upon 3M's last projected forecast of its Product requirements delivered to MICROFIELD on or before ninety (90) days prior to the effective date of termination. MICROFIELD shall undertake all good faith efforts to cancel such orders, utilize, or return the remaining long lead-time components, and in such event, 3M shall not be responsible for orders canceled, used, or returned.

B. WITH CAUSE. In the event a Party fails to perform a material obligation under this Agreement or otherwise is in breach of any of its material obligations hereunder, the other Party may terminate this Agreement, upon written notice to the defaulting Party, sent registered or certified mail, return receipt requested. The notice shall specify the nature of the failure or breach with reasonable particularity and the Party receiving such notice shall have thirty (30) days from the date of receipt thereof to cure the failure or breach. In absence of prior actual receipt, receipt shall be deemed to have occurred on the third business day following the date notice is mailed. If the Party receiving such notice does not cure the failure or breach within such thirty (30) day period, this Agreement shall terminate at the expiration of such thirty (30) day period without further notice.

C. HANDLING OF 3M INTELLECTUAL PROPERTY. In the event of expiration or earlier termination of this Agreement for any reason, MICROFIELD shall immediately deliver to 3M all 3M Proprietary Information and 3M New Inventions then developed, together with all documentation, software (including, without limitation, object code and source code versions), technical specifications, drawings, reports, and prototypes related to the 3M New Inventions, and all work-in-progress related to the 3M New Inventions. Upon request by 3M, MICROFIELD shall continue to cooperate in good faith in the preparation, filing and prosecution of any patent, trademark or copyright applications claiming or based upon any Joint Inventions.

D. HANDLING OF MICROFIELD INTELLECTUAL PROPERTY. In the event of expiration or earlier termination of this Agreement for any reason, 3M shall immediately deliver to MICROFIELD all MICROFIELD Proprietary Information, including, but not limited to, any Technical Documentation constituting MICROFIELD Proprietary Information and MICROFIELD New Inventions then developed, together with all documentation, software (including, without limitation, object code and source code versions), technical specifications, drawings, reports, and prototypes related to the MICROFIELD New Inventions, and all work-in-progress related to the MICROFIELD New Inventions. Upon request by

MICROFIELD, 3M shall continue to cooperate in good faith in the preparation, filing and prosecution of any patent, trademark or copyright applications claiming or based upon any Joint Inventions.


XXI.  INDEMNIFICATION/LIMITATION OF LIABILITY

A. INDEMNIFICATION. Except with respect to claims relating to warranty or proprietary right infringement, which are provided for specifically elsewhere in this Agreement, the Parties agree that, if notified by the other promptly in writing of any claim arising hereunder and given sole control of the defense thereof and all related settlement negotiations, each Party will indemnify, defend, and hold harmless the other Party, its partners, employees, and agents, from and against any and all claims, causes of action, liabilities, cost, or expenses, including reasonable attorneys' fees, which such other Party may incur or which may be asserted against such other Party at any time which arise out of the indemnifying Party's acts or omissions, occurring in whole or in part.

B.    PROPRIETARY RIGHT INFRINGEMENT.

      1. MICROFIELD INTELLECTUAL PROPERTY WARRANTIES. MICROFIELD warrants that the Product and Accessories furnished hereunder shall be delivered free of rightful claims of any third-person of infringement of any patent, trademark, copyright, trade secret, trade dress, or other proprietary right. MICROFIELD agrees to defend, at its expense, any suit or proceeding brought against 3M and/or 3M Affiliates based upon such claim, and to hold 3M and 3M Affiliates harmless from any damages which may be awarded against them based upon such claim.

      2. MICROFIELD INTELLECTUAL PROPERTY INDEMNIFICATION. MICROFIELD's agreement to defend and its obligation to indemnify 3M and 3M Affiliates under this subsection extends only to damages for any such infringement which are awarded against, or agreed to in settlement, by 3M or 3M Affiliates in such suit or proceeding and to 3M's and/or 3M's Affiliates reasonable costs and fees incurred in the defense or settlement of the claims of infringement and the pursuit of indemnification from MICROFIELD; and is subject to the following terms and conditions:

           a. The agreement and obligation shall arise only if 3M gives MICROFIELD prompt notice of the infringement claim; offers to grant MICROFIELD, in writing, exclusive control over its defense and settlement; and provides reasonable information and assistance to MICROFIELD, at MICROFIELD's expense, in the defense of such claim;

           b. The agreement and obligation will cover only the Product as delivered by MICROFIELD to 3M, and not to any modification or addition made by 3M or third-parties without written permission of MICROFIELD;

           c. The agreement and obligation shall not cover: (i) any claim based on the furnishing of any information, service or technical support to 3M; or (ii) any claim of infringement of any third party's rights which is based on the use of any goods furnished hereunder in combination with other articles if such infringement would be avoided by the use of the good alone, nor does it extend to any article furnished hereunder of 3M's design or formula.

           d. If an infringement claim is asserted, or if MICROFIELD believes one likely, MICROFIELD will have the right, but not the obligation:
           (i) to procure for 3M the right to use the goods furnished hereunder for the use contemplated by MICROFIELD and 3M in making this Agreement; or (ii) to modify the goods furnished hereunder as appropriate to avoid such rightful claim of infringement, as long as modification for this purpose does not materially impair the operation of the Product for the contemplated use.

      3. 3M INTELLECTUAL PROPERTY INDEMNIFICATION. 3M shall indemnify and hold MICROFIELD and its supplier harmless against any expense or liability from claims of patent or copyright infringement of any patents or copyrights related to Products sold hereunder arising from 3M-Owned Features stated in Exhibit F or the use of any Product in combination with products not supplied by MICROFIELD. 3M's agreement to indemnify is subject to the same terms and conditions with respect to MICROFIELD as those listed with respect to 3M in the above paragraphs XXI(B)(2)(a)-(d).

      THE FOREGOING STATES 3M'S AND MICROFIELD'S EXCLUSIVE OBLIGATION WITH RESPECT TO CLAIMS OF INFRINGEMENT OF PROPRIETARY RIGHTS OF ANY KIND, AND IS IN LIEU OF ALL OTHER WARRANTIES, EXPRESS OR IMPLIED, WITH RESPECT THERETO.

C. LIMITATION OF LIABILITY. IN THE EVENT EITHER PARTY SHOULD BECOME LIABLE TO THE OTHER FOR ANY MATTER RELATING TO THIS AGREEMENT, WHETHER ARISING IN CONTRACT, EQUITY OR TORT (INCLUDING, WITHOUT LIMITATION, NEGLIGENCE), AND IN ADDITION TO ANY OTHER LIMITATION OF LIABILITY OR REMEDY SET FORTH IN THIS AGREEMENT, THE AMOUNT OF DAMAGES RECOVERABLE BY THE INJURED PARTY SHALL NOT INCLUDE ANY AMOUNTS FOR INDIRECT OR CONSEQUENTIAL DAMAGES, INCLUDING LOST PROFITS, LOST INCOME, LOST SAVINGS OR LOST DATA, OR FOR ANY AMOUNTS WITH RESPECT TO CLAIMS BY ANY OTHER PARTY. These exclusions do not apply to claims for personal injury by a third party.

D. INSURANCE. MICROFIELD agrees to maintain at its own expense, insurance covering the obligations set forth in this Agreement which shall not be less than:

      1. Comprehensive liability insurance and contractual coverage to cover liability assumed by MICROFIELD covering bodily injuries including death with limits of

$1,000,000 for each person, $5,000,000 for each occurrence and property damage with a limit of $5,000,000 per occurrence; and

      2. Worker's Compensation/Employer's Liability Insurance as required by law.

It is to be understood that 3M does not in any way represent that the insurance coverage or the limits of insurance hereinbefore specified in this Section are sufficient or adequate to protect MICROFIELD's interest or liabilities.


XXII. COMMUNICATIONS

      All notices, together with all other communications that either Party hereto is required or may desire to give hereunder shall be in writing and sent by first class mail, postage prepaid, and addressed to the last known address of the Party to be served therewith. Notice not sent by registered mail - return receipt requested - shall be presumed to have been received on the third day following the mailing thereof. Any notice to be given to 3M shall be addressed to:

           General Manager
           3M Visual Systems Division
           Minnesota Mining and Manufacturing Company
           6801 River Place Blvd.
           Austin, Texas 78726-9000

Any notice to MICROFIELD shall be addressed to:

           President
           Microfield Graphics, Inc.
           SoftBoard Division
           7216 SW Durham Rd.
           Portland, OR  97224

Any change in address shall be promptly communicated by either Party to the other in writing.


XXIII.     FORCE MAJEURE

      This Agreement and the Parties' performance hereunder are subject to the following contingencies reasonably beyond a Party's control or reasonably beyond the control of a Party's suppliers (whether or not now in the contemplation of either of the Parties): Acts of God; civil commotion; war; riot; and rules, laws, orders, restrictions, embargoes, quotas or actions of any government, foreign or domestic, or any agency or subdivision thereof. In any such event, 3M shall have the right, at its election and without any liability to MICROFIELD, to either cancel all, assuming full performance is affected, or any affected portion of any Purchase Order or authorize the continued performance as so restricted or modified. If 3M authorizes MICROFIELD to continue to under this Section XXIII, MICROFIELD will deliver the Product on a prorated basis based on all orders that MICROFIELD has in-house for similar products that use similar components.


XXIV. EXPORT REGULATIONS

A. Neither Party shall commit any act or request the other Party to commit any act which would violate either the letter or spirit of the export control laws or regulations of the United States, or other export control laws, rules or regulations, as applicable, and neither Party shall fail to take any action reasonably within its capacity to assure compliance with such laws, rules or regulations.

B. 3M represents and warrants that it shall not, directly or indirectly, export, re-export or transship the Product in violation of any applicable U.S. export control laws and regulations or any other applicable export control laws promulgated and administered by the government of any country having jurisdiction over the Parties to the transaction(s) contemplated herein.

C. MICROFIELD shall have the right to refuse to accept 3M orders for the Product, or to deliver the Product to fulfill any previously accepted 3M order, if MICROFIELD determines, in good faith, that such proposed sale or other disposition of the Product poses an unreasonable risk of a violation of any applicable export control law or regulation.

D. In the event MICROFIELD refuses to deliver the Product to fulfill previously accepted 3M orders as set forth in the subsection immediately preceding, or the necessary export or re-export authorizations are not obtained within a reasonable period of time, MICROFIELD, at its option, may cancel the order or contract, without penalty.


XXV.  SURVIVAL

      The rights and obligations of the Parties hereto under Sections VII (Royalty Fees), XIII (Proprietary Information ), XIV (Intellectual Property/Ownership/and Licensed Use), XVI (Warranties and Representations) and XXI (Indemnification/Limitation of Liability) shall survive any termination, cancellation or expiration of this Agreement.

XXVI  MISCELLANEOUS

A. RE-SALES. Nothing herein contained shall be deemed in any way to limit the right of 3M to determine the prices or terms at which the Product purchased by 3M may be re-sold by 3M. 3M may re-sell the Product at any price as determined by 3M, whether greater or lesser than any prices listed, suggested or charged by MICROFIELD for products with comparable features.

B. ON-SITE MONITORING. 3M and its representatives reserve the right to audit procedures, processes (unless proprietary), Product, and inspection records at any stage in the manufacture of the Product to be delivered hereunder, in order to determine the extent of compliance with the Specifications of this Agreement. Such audits must be scheduled with MICROFIELD on a two (2) week prior written notice basis.

C. TAXES. 3M represents and warrants to MICROFIELD that it is purchasing the Product hereunder for resale. 3M will provide MICROFIELD with any certificates or evidence necessary to establish or maintain exemptions from federal, state or local excise, sales, use or similar taxes.

D. SEVERABILITY. In the event any provision or portion of this Agreement is held to be unenforceable or invalid by any court of competent jurisdiction, the remainder of this Agreement shall remain in full force and effect and shall in no way be affected or invalidated thereby.

E. DISCLOSURE. Each Party agrees to advise and inform their personnel and agents of their respective obligations under this Agreement in order that such personnel and agents will have knowledge of such obligations.

F. ATTORNEY'S FEES. In the event any suit, action or other legal proceeding shall be instituted to declare or enforce any right created by this Agreement, the prevailing Party shall be entitled to recover reasonable attorney's fees as fixed by the trial court and any appellate court.

G. PUBLIC DISCLOSURE. During the term of this Agreement, 3M and MICROFIELD agree not to disclose the terms and conditions of this Agreement, except as may be required by law or government regulations, without written authorization of the other Party, which shall not unreasonably be withheld or delayed. Any and all actions of a Party directed to generally publicizing to the public, at large, this Agreement or work under this Agreement, shall be subject to the other Party's prior written consent, such consent not to be unreasonably withheld. Notwithstanding the foregoing, 3M shall not be restricted in any manner whatsoever from advertising and publicizing to the public, or otherwise, the Product.

H. RELATIONSHIP OF PARTIES. Neither Party is an agent of the other Party and has no authority to bind the other Party, transact any business in the other Party's name or on its behalf, or make any promises or representations on behalf of the other Party. Each Party makes this Agreement, and will perform all of its respective obligations hereunder, as an independent contractor, and no joint venture, partnership or other relationship shall be created or implied by this Agreement. The employees and agents of each Party are NOT for any purpose the employees or agents of the other Party.

I. NO ASSIGNMENT. Neither Party shall assign its rights or delegate its duties under this Agreement without the other Party's prior written approval, which approval shall not be unreasonably withheld or delayed. Either Party may delegate, assign or otherwise transfer its rights and obligations hereunder to any transferee of all or substantially all of the Party's stock or assets to a controlled or commonly controlled Affiliate or subsidiary of the Party. This Agreement shall be binding upon and inure to the benefit of the Parties hereto and their permitted assigns, successors, heirs, executors and personal representatives, if any.

J. APPLICABLE LAW; LEGAL COMPLIANCE. THIS AGREEMENT IS PERFORMABLE IN TRAVIS COUNTY, TEXAS, AND ANY QUESTIONS, CLAIMS, DISPUTES OR LITIGATION CONCERNING OR ARISING FROM THIS AGREEMENT SHALL BE GOVERNED BY THE LAWS OF THE STATE OF TEXAS WITHOUT GIVING EFFECT TO CONFLICT OF LAWS PROVISIONS.

      Each Party represents and warrants that it shall comply with all applicable statutes, rules, regulations, and orders of the United States, and of any state or political subdivision thereof, in the performance of this Agreement.

K. WAIVER. Any failure or delay by either Party in exercising any right or remedy in one or more instances will not prohibit a Party from exercising such right or remedy at a later time or from exercising any other right or remedy.

L. CHANGES. The Parties recognize that changes in the scope or terms of this Agreement may be required or desired from time to time. Any such changes, to be effective, shall be mutually agreed upon by the Parties and shall be incorporated as a written amendment to this Agreement.


XXVII.     ENTIRE AGREEMENT

      This Agreement and the Exhibits referred to herein, which Exhibits are incorporated herein and made a part thereof by this reference, supersede and terminate any and all prior agreements, if any, whether written or oral, between the Parties with respect to the subject matter contained herein. Each Party agrees that it has not relied on any representation, warranty, or provisions not explicitly stated in this Agreement, and that no oral statement has been made to either Party that in any way tends to waive any of the terms of the Agreement, and it is a complete and exclusive statement of those terms. No part of this Agreement may be waived, modified, or supplemented in any manner whatsoever (including a course of dealing or of performance or usage of trade) except by a written instrument signed by duly authorized officers of the Parties.

IN WITNESS WHEREOF, the Parties have signed this Agreement on the day and year indicated below.

MICROFIELD GRAPHICS, INC.                     MINNESOTA MINING AND
                                              MANUFACTURING COMPANY (3M)

By: /s/ John B.Conroy                         By: C.A. Meek
   ---------------------------------              --------------------------

Printed Name:  John B. Conroy                 Printed Name: C.A. Meek
             -----------------------                        ----------------

Title: President and Chief Executive          Title: Vice President Visual
       -----------------------------                 -----------------------
      Officer                                        Systems Division
       -------                                        ----------------

Date:  July 14, 1997                           Date:  July 14, 1997
     -------------------------------                ------------------------


                                                            [STAMP]

Exhibit A  Specifications of  Product

Exhibit B  Documentation Requirements

Exhibit C  NRE Payment

Exhibit D  MICROFIELD Regulatory Approvals

Exhibit E  Sublicense Agreement

Exhibit F  Product Feature Set

Exhibit G  Price Schedule

Exhibit H  Certificate of Origin

Exhibit I  Disclosure Agreement

Exhibit J  Escrow Provisions

                                      EXHIBIT C


                                     NRE PAYMENT






     The amount payable by 3M under this Agreement shall be Two Hundred Thirteen Thousand Four Hundred Eighty Dollars ($213,480.00).

                                      EXHIBIT G


                                    PRICE SCHEDULE


      * This material has been omitted pursuant to a request for confidential treatment and has been filed separately with the Commission.